Exhibit 99.1

DUNKIN’ BRANDS ANNOUNCES BOARD CHANGES
Jon Luther Retires as Chairman
CEO Nigel Travis Appointed Chairman
Raul Alvarez Appointed Lead Independent Director

CANTON, Mass. (May 10, 2013) – The Board of Directors of Dunkin' Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin' Donuts (DD) and Baskin-Robbins (BR), has named Nigel Travis, Chief Executive Officer of Dunkin’ Brands, to the additional role of Chairman of the Board. Mr. Travis, 63, succeeds Jon Luther, 69, who is retiring as Director and Chairman of the Board effective May 15, 2013.
Mr. Luther joined Dunkin’ Brands in January 2003 as Chief Executive Officer and added the Chairmanship role in 2006. Mr. Travis was named Dunkin’ Brands CEO in January 2009.
“All of us at Dunkin’ Brands owe Jon Luther a tremendous debt of gratitude for his leadership and his vision,” said Nigel Travis. “Thanks in large part to his efforts, Dunkin’ Donuts and Baskin-Robbins are world-class brands and are well positioned for growth. On behalf of our employees and franchisees from around the world, I wish Jon and his family the very best in the years ahead.”
In addition, Dunkin’ Brands Board of Directors appointed Board Member Raul Alvarez, 57, to the position of Lead Independent Director. Mr. Alvarez, former President and COO of McDonald’s Corporation, was appointed to the Dunkin’ Brands Board of Directors in May 2012.

About Dunkin' Brands Group, Inc.
With more than 17,500 points of distribution in nearly 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of fiscal year 2012, Dunkin' Brands' nearly 100 percent franchised business model included more than 10,400 Dunkin' Donuts restaurants and nearly 7,000 Baskin-Robbins restaurants. For the full-year 2012, the company had franchisee-reported sales of approximately $8.8 billion. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Karen Raskopf	Michelle King
Chief Communications Officer	Global Public Relations Director
Dunkin' Brands, Inc.	Dunkin' Brands, Inc.
karen.raskopf@dunkinbrands.com	michelle.king@dunkinbrands.com
781-737-5200	781-737-5200